Exhibit 8.4

[Letterhead of Sullivan & Cromwell LLP]

January 29, 2020

Bancolombia S.A.,

Carrera 48 # 26-85, Avenida Los Industriales,

Medellín,

Colombia.

Ladies and Gentlemen:

We have acted as United States tax counsel to Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”) in connection with the registration under the Securities Act of 1933 (the “Act”) of U.S.$950 million aggregate principal amount of the Bank’s 3.000% Senior Notes due 2025 pursuant to the Prospectus Supplement dated January 23, 2020 (“Prospectus Supplement”) and the accompanying Prospectus dated April 25, 2019. We hereby confirm to you that the discussion set forth under the heading “United States Federal Income Tax Considerations” in the Prospectus Supplement is accurate in all material respects.

We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-231038) as Exhibit 8.4 thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP